UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Carpenter, Jeff K
   8724 County Line Road
   Sellersburg, IN  47172-9688
   USA
2. Issuer Name and Ticker or Trading Symbol
   ProxyMed, Inc.
   PILL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   August 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   President & CEO of Key Communications Service, Inc., a subsidiary of PILL
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |08/02/|S*  |V|3,300             |D  |$13.25     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/03/|S*  |V|2,500             |D  |$11.98     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/09/|S*  |V|6,700             |D  |$11.30     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/12/|S*  |V|3,300             |D  |$11.30     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/13/|S*  |V|5,000             |D  |$11.30     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/16/|S*  |V|600               |D  |$11.45     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/17/|S*  |V|5,100             |D  |$11.45     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/17/|S*  |V|1,700             |D  |$11.30     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/18/|S*  |V|3,000             |D  |$11.45     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/19/|S*  |V|1,000             |D  |$11.45     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/19/|S*  |V|1,600             |D  |$11.30     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/23/|S*  |V|1,815             |D  |$11.45     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/23/|S*  |V|5,900             |D  |$11.30     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/24/|S*  |V|40,000            |D  |$11.56     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/25/|S*  |V|48,000            |D  |$13.06     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/26/|S*  |V|25,000            |D  |$14.04     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/27/|S*  |V|8,250             |D  |$14.06     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/30/|S*  |V|7,500             |D  |$13.54     |                   |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/31/|S*  |V|10,000            |D  |$13.20     |369,854            |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*Sold under an effective S-3 Registration Statement in conjunction with the merger of Key Communications Service, Inc. and ProxyMed, Inc.
SIGNATURE OF REPORTING PERSON
Jeff K. Carpenter
DATE
September 1, 1999